SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF PUTNAM
Index No. 986/2012
--x
JOSEPH STILWELL,
Plaintiff,
- against -
BETTE FRANK LEAHY a/k/a DEFENSE AGAINST EVIL a/k/a ESOTERIC FREEDOM a/k/a HENRY W. a/k/a ROBIN HOOD; KIMBERLY CIRELLO a/k/a GREATER GOOD2011 a/k/a ANONYMOUS; AJAX; FOLLOW THE MONEY, PT. 4; and CANDYMAN,
Defendants.

November 17, 2017
2:09 p.m.

Confidential Examination Before Trial of JOSEPH DAVID STILWELL, taken by the Defendants, pursuant to Order, held at the offices of Sonnenfeld & Richman, LLP, 360 Lexington Avenue, New York, New York, before Tammy O'Berg, a Shorthand Reporter and Notary Public of the State of New York.

JOSEPH DAVID STILWELL - CONFIDENTIAL
Q. Yes.
(Witness perusing document.)
A. Well, the first -- through C, I can familiarize myself with because I've seen them before.
D, I don't know if I've ever seen, at least not the correspondence on the front of it.
(Witness perusing document.)
All right.
Q. Okay.
Mr. Stilwell, how did you come to know Sharon Gans?
A. I probably met her 30 years ago or so in a study group she was teaching.
Q. Where was that?
A. Down in the Village.
Q. So you've known her for about 30 years?
A. Give or take.
Q. How do you describe your relationship with Sharon Gans?
A. She's a good friend of mine.
Q. She's a friend.

JOSEPH DAVID STILWELL - CONFIDENTIAL

A. We can agree that that's just fine.

Q. So how long were you involved with school?

A. Off and on for 25 years.

Q. But you say a few years ago you left school?

A. Left -- I've come and gone over the years. So -- you know, I've been busy with my business a lot the last few years.

Q. So you might go back?

MS. RICHMAN: I object --

A. Might.

MS. RICHMAN: -- but you can answer.

MR. SKOLNIK: He already did.

Q. You know Bette Leahy?

A. I know who she is.

Did I know her a bit better at one time? Sometime ago; more than decade ago, maybe 15 years ago, maybe 20 years ago.

Q. How did you come to know her?

A. She was a student in the study